Exhibit 10.45

Execution Version

SHARE SUBSCRIPTION AGREEMENT

BETWEEN

ALIBABA GROUP HOLDING LIMITED

AND

浙江蚂蚁小微金融服务集团有限公司

(ZHEJIANG ANT SMALL AND MICRO FINANCIAL SERVICES

GROUP CO., LTD.)

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of September 7, 2015 by and between Alibaba Group Holding Limited, a company organized under the laws of the Cayman Islands (“AGH”), and 浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.), a company organized under the laws of the PRC (“ANT”).  The parties hereto are referred to collectively as the “Parties” and each as a “Party”.

RECITALS:

1.                                      AGH and ANT have been considering forming a joint venture (the “Joint Venture”) to engage in the business of providing certain O2O Services and Payment-related Merchant Operations Services.

2.                                      AGH and ANT wish to structure the Joint Venture by utilizing Koubei Holding Limited, a company organized under the laws of the Cayman Islands (the “Koubei Holdco”) which is 100% Beneficially Owned by AGH as of the date hereof, as the holding company of the Joint Venture, with the Koubei Holdco, in turn, being the sole Beneficial Owner of the key operating entities of the Joint Venture, including (a) 口碑（上海）信息技术有限公司 (Koubei (Shanghai) Information Technology Co., Ltd.), a wholly foreign-owned enterprise organized under the laws of the PRC in Shanghai, PRC (the “Koubei Shanghai Opco”), (b) 浙江口碑网络技术有限公司 (Zhe Jiang Koubei Technology Co., Ltd.), a wholly foreign-owned enterprise organized under the laws of the PRC (the “Koubei Hangzhou Opco”) and (c) 杭州口口相传网络技术有限公司 (Hangzhou Kou Kou Xiang Chuan Network Technology Co., Ltd.), a company organized under the laws of the PRC subject to a VIE Structure (the “VIE Subsidiary”).  A structure chart reflecting the ownership structure of the Joint Venture immediately after the Initial Closing is set out in Exhibit A.

3.                                      Each of AGH and ANT wishes to procure the contribution of certain cash and/or certain assets to the Joint Venture in exchange for the issuance of certain number of ordinary shares of the Koubei Holdco (“Shares”).  Immediately following the Initial Closing, AGH and ANT will each become a Beneficial Owner of fifty percent (50%) of all issued and outstanding shares in the capital of the Koubei Holdco.

4.                                      Having determined to proceed with the Joint Venture, the Parties wish to enter into (and/or cause their respective Affiliates to enter into) a series of transactions, on the terms and conditions set forth in this Agreement, to form such Joint Venture and effectuate the contribution of cash thereto and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual premises and the covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1.                            DEFINED TERMS

The following terms shall have the following meanings for the purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  For the avoidance of doubt, (a) the Affiliates of a Person shall include the Subsidiaries of such Person, and (b) AGH shall not be an Affiliate of SoftBank or of Yahoo!, or vice versa, for purposes of this Agreement.

“AGH Co” means Ali KB Investment Holding Limited, a company organized under the laws of the Cayman Islands.

“AGH Fair Market Value” has the meaning set forth in Section 7.4(a).

“AGH Exclusive O2O Services” means O2O Services involving movie ticketing and travel services.

“AGH Newly Recruited JV Employee” means any employee newly recruited by AGH or any of its Subsidiaries during the period commencing from May 1, 2015 and ending on the date immediately prior to the date of the Initial Closing who has subsequently commenced employment with the Joint Venture pursuant to Section 7.2(b).

“Ancillary Agreements” means each of the agreements listed in Exhibit B, as well as all documents to be executed as contemplated by or pursuant to the provisions of such agreements or this Agreement.

“ANT Co” means ANT KBW Investment Limited, a company organized under the laws of the British Virgin Islands.

“ANT Fair Market Value” has the meaning set forth in Section 7.4(a).

“ANT Newly Recruited JV Employee” means any employee newly recruited by ANT or any of its Subsidiaries during the period commencing from May 1, 2015 and ending on the date immediately prior to the date of the Initial Closing who has subsequently commenced employment with the Joint Venture pursuant to Section 7.2(c).

“Beneficial Owner” of any security means any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security.  “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board of Directors” means the board of directors of the Koubei Holdco from time to time.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Shanghai or Hong Kong are authorized or obligated by applicable Laws to close.

“Confidential Information” means information delivered by or on behalf of a Party to another Party or its Representatives pursuant to, in connection with, or related to this Agreement or any of the transactions, rights or obligations contemplated by this Agreement; provided, that such term does not include information that (a) was publicly known prior to the time of such disclosure; (b) was otherwise known to such receiving Party and not subject to a duty to keep such information confidential prior to the time of such disclosure; (c) subsequently becomes publicly known through no act or omission by such receiving Party or any of its Representatives in breach of this Agreement; (d) otherwise becomes known to such receiving Party other than through disclosure by the delivering Party or any Person that such receiving Party knows to have a duty to keep such information confidential; or (e) is subject to the data sharing agreement dated August 12, 2014 between AGH and ANT.

“Contract” means any service agreement, cooperation agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Data Platform Participation Agreement” means data platform participation agreement to be entered into by and between AGH and Koubei Holdco in substantially the form attached hereto as Exhibit B.7.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, title defect, security interest or other restriction or limitation of any kind.

“Exchange Rate” means the applicable middle exchange rate published by the People’s Bank of China on its official website on the date of the relevant payment.

“Fiscal Year 2016” means for financial accounting purposes, April 1, 2015 (inclusive) to March 31, 2016 (inclusive).

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, Order, registration, declaration, filing, report or notice of any Governmental Authority.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-governmental or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Initial Capital Contributions” means the contributions and payments made in accordance with Section 4.1.1(b) (in the case of AGH) and Section 4.1.2(b) (in the case of ANT).

“Initial Closing” means the closing of each of the transactions set forth in Section 5.1.

“Joint Venture Entities” means the Koubei Holdco and its Subsidiaries from time to time (it being acknowledged that the Subsidiaries of the Koubei Holdco as of or around the Initial Closing are Koubei BVI, Koubei Hong Kong, the Koubei Shanghai Opco, the Koubei Hangzhou Opco and the VIE Subsidiary), and a “Joint Venture Entity” means any of them.

“Joint Venture Newly Recruited Employee” means any employee newly recruited by the Joint Venture during the period commencing from the date of the Initial Closing and ending on March 31, 2016.

“Law” means (a) any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or Order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body or (b) any applicable widely adopted industry standard rules and regulations (such as the Payment Card Industry Data Security Standard or PCIDSS).

“Macau” means the Macau Special Administrative Region of the People’s Republic of China.

“O2O Services” means the provision of services through online platforms or mobile devices (including without limitation e-coupons, online booking and online store locators) to enable users of such platforms or devices to identify, select or order through such platforms or devices services for purchase, delivery, consumption and/or utilization in person at offline establishments where such services are normally purchased and sold, delivered, consumed or utilized and provided.

“Order” means any judgment, order, writ, preliminary or permanent injunction, instruction or decree of any Governmental Authority or any arbitration award.

“Payment-related Merchant Operations Services” means any payment-related merchant operations services (including without limitation merchant acquisition, system operation and maintenance, e-coupons, discount offers and other marketing and promotion efforts) provided to offline establishments such as convenience stores, supermarkets, department stores, franchise stores and vending machines.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of legal entity.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong, Macau and Taiwan).

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation (whether civil, criminal, administrative or otherwise) by any Person or Governmental Authority.

“Renminbi” or “RMB” means lawful money of the PRC.

“Representatives” means a Person’s Affiliates, directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Second Capital Contributions” means the contributions and payments made in accordance with Section 4.2.1(b) (in the case of AGH) and Section 4.2.2(b) (in the case of ANT).

“Second Closing” means the closing of each of the transactions set forth in Section 6.1.

“Social Security Benefits” means any schedule or arrangement that provides for the payment of any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law.

“SoftBank” means SoftBank Group Corp., a Japanese corporation and shareholder of AGH.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements; or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.  For the avoidance of doubt, none of ANT or its Subsidiaries shall be deemed to be Subsidiaries of AGH or any of its Subsidiaries.

“U.S. Dollars” and “US$” shall each mean lawful money of the United States of America.

“VIE Structure” means the investment structure in which a PRC-domiciled operating entity and its PRC shareholders enter into a number of Contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) pursuant to which the non-PRC investor achieves control of the PRC-domiciled operating entity and also consolidates the financials of the PRC-domiciled entity with those of the non-PRC investor.

“Yahoo!” means Yahoo! Inc., a Delaware corporation and a direct and indirect shareholder of AGH.

1.2.                            CROSS-REFERENCE OF OTHER DEFINITIONS

Each capitalized term listed below is defined in the corresponding Section or other part of this Agreement:

Term	Section

“AGH”	Preamble
“AGH Contracts”	7.3(a)
“AGH Employees”	7.2(a)
“AGH Fixed Assets”	7.1(a)
“AGH Reimbursable Employee Expenses”	7.4(a)
“Agreement”	Preamble
“ANT”	Preamble
“ANT Contracts”	7.3(a)
“ANT Employees”	7.2(a)
“ANT Fixed Assets”	7.1(a)
“ANT Reimbursable Employee Expenses”	7.4(a)
“ANT Remaining Contracts”	7.3(c)(iii)
“Assigned Obligations”	7.3(a)
“Commercial Agreement”	Exhibit B.8
“Contract Rights”	7.3(a)
“Cooperation Agreement”	Exhibit B.6
“Data Platform Participation Agreement”	Exhibit B.7
“Fixed Assets”	7.1(a)
“HKIAC”	11.5(a)
“Initial Closing Conditions”	5.2
“IP Transfer and License Agreement”	Exhibit B.4
“Joint Venture”	Recitals
“Koubei BVI”	Exhibit A
“Koubei Hangzhou Opco”	Recitals
“Koubei Holdco”	Recitals
“Koubei Holdco Articles”	Exhibit B.2
“Koubei Hong Kong”	Exhibit A
“Koubei Shanghai Opco”	Recitals
“Long Stop Date”	5.2
“Obligation”	7.3(a)
“Ownership Ratio”	3.2(b)
“Party” or “Parties”	Preamble
“Permitted Company Business”	Article 2
“POS”	Exhibit 7.3(b)
“Second Closing Conditions”	6.2

“Shared Services Agreement”	Exhibit B.5
“Shareholders Agreement”	Exhibit B.1
“Shares”	Recitals
“Statement of Adhesion”	Exhibit B.3
“VIE Subsidiary”	Recitals

1.3.                            CERTAIN RULES OF CONSTRUCTION

(a)           In this Agreement, unless the context otherwise requires:

(i)                                     references in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding email communications in the case of agreements, amendments, consents, waivers or other documents required to be in written form signed by one or more parties or requested by a party to be communicated in writing other than by email(s));

(ii)                                  words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(iii)                               references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(iv)                              references to this Agreement or any other agreement or document shall be construed as references to this Agreement or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time;

(v)                                 a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(vi)                              the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;

(vii)                           “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(viii)                        the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(ix)                              references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable;

(x)                                 any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(xi)                              any reference to times is to local times in Hong Kong unless otherwise stated; and

(xii)                           any reference in relation to any particular jurisdiction to any specific legal term for any action, remedy, method of judicial Proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any other jurisdiction be treated as a reference to any analogous term in that jurisdiction.

(b)           The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

ARTICLE 2

BUSINESS SCOPE OF THE JOINT VENTURE

The scope of principal business of the Joint Venture shall be:

(a)           O2O Services, other than the AGH Exclusive O2O Services; and

(b)           Payment-related Merchant Operations Services

((a) and (b) collectively, the “Permitted Company Business”).

Any change in the scope of the Permitted Company Business shall be subject to the approval requirements set forth in the Shareholders Agreement.

ARTICLE 3

ORGANIZATION

3.1.                            ESTABLISHMENT OF JOINT VENTURE ENTITIES

The Permitted Company Business shall be carried out by the Koubei Shanghai Opco, the Koubei Hangzhou Opco, the VIE Subsidiary and/or such other Joint Venture Entities as determined by the Board of Directors from time to time.

3.2.                            KOUBEI HOLDCO

(a)           The activities of the Koubei Holdco shall include those associated with establishing, owning and managing all or some of the Joint Venture Entities and such other activities as determined by the Board of Directors from time to time, consistent with the scope of the Permitted Company Business.

(b)           As of the date of this Agreement, AGH Beneficially Owns 100% of the equity of the Koubei Holdco. The Parties agree that, subject to satisfaction or waiver of the Initial Closing Conditions, at the Initial Closing, AGH shall Beneficially Own 50% of the equity of the Koubei Holdco and ANT shall Beneficially Own the remaining 50% (the “Ownership Ratio”), in accordance with the particulars set out in Exhibit 3.2.

(c)           AGH shall hold its ownership interests in the Koubei Holdco indirectly through its wholly-owned Subsidiary(ies).  ANT hereby represents and warrants to AGH that the names, place of incorporation and ownership structure of each of the intermediary companies between ANT and the ANT Co set forth in the structure chart in Exhibit A are true and accurate.

(d)           Each of the AGH Co and the ANT Co shall be bound by and subject to all of the obligations created by this Agreement in respect of the Party which Beneficially Owns AGH Co and the ANT Co (as the case may be).  The holding of legal title to the Koubei Holdco by the AGH Co and the ANT Co shall not relieve the Parties of their respective obligations under this Agreement, and each Party shall continue to be liable for all obligations created pursuant hereto.

3.3.                            KOUBEI SHANGHAI OPCO, KOUBEI HANGZHOU OPCO, VIE SUBSIDIARY AND OTHER JOINT VENTURE ENTITIES

(a)           The Parties shall take such steps as are necessary to ensure that, on or before the Initial Closing, the particulars of the Koubei Shanghai Opco are consistent with those set out in Exhibit 3.3(a).  Any costs in connection with the establishment of the Koubei Shanghai Opco shall be borne by the Koubei Holdco.

(b)           The Parties shall take such steps as are necessary to ensure that, within thirty (30) days after the Initial Closing, the particulars of the Koubei Hangzhou Opco and VIE Subsidiary are consistent with those set out in Exhibit 3.3(b) and Exhibit 3.3(c) (as the case may be).

(c)           On or before the Initial Closing, the Parties shall, except as contemplated or permitted in paragraph (b) above, take such steps as are necessary to ensure that, immediately after the Initial Closing, each Joint Venture Entity has an ownership structure that is consistent with the structure chart set out in Exhibit A.

(d)           The Parties shall cause the Koubei Shanghai Opco, the Koubei Hangzhou Opco, the VIE Subsidiary and each other Joint Venture Entity to make all registrations, filings and recordings, obtain all permits, licenses and approvals and take such other preparatory actions consistent with the terms of this Agreement and the Ancillary Agreements as may be appropriate or necessary for the formation and operation of the Joint Venture.

3.4.                            LICENSE TO USE PARTIES’ NAMES AND BRANDING

The Joint Venture may operate under the “口碑 (Koubei)” brand and/or such other brand(s) as the Board of Directors may determine from time to time.

3.5.                            STATEMENTS OF ADHESION

Promptly following the date hereof (or in the event that the relevant Person is not established on the date hereof, promptly following the establishment of such Person), the Parties shall cause each of the AGH Co, the ANT Co, the Koubei Holdco, the Koubei Shanghai Opco, the Koubei Hangzhou Opco, the VIE Subsidiary and any other Joint Venture Entity to adhere to this Agreement by executing a Statement of Adhesion.  Upon the execution of such Statement of Adhesion, such relevant Person shall be bound by and subject to (a) any provisions herein which are intended to place an obligation on either or both Parties to cause such Person to do or not do certain acts and things, (b) the provisions in Article 1 (Definitions), Article 2 (Business Scope of the Joint Venture), Article 9 (Covenants) and Article 11 (General Provisions) as if such relevant Person is a Party to this Agreement, and (c) (only in the event that such relevant Person is a Joint Venture Entity) any provisions in the Shareholders Agreement which are intended to place an obligation on a Joint Venture Entity.

3.6.                            CONFLICTS

In the event of a conflict between the provisions of this Agreement and the terms of the organizational documents of the Koubei Holdco, the Koubei Shanghai Opco, the Koubei Hangzhou Opco, the VIE Subsidiary or any other Joint Venture Entity, (i) the provisions of this Agreement shall prevail to the fullest extent permitted under applicable Laws and (ii) the Parties shall, to the fullest extent permitted under applicable Laws, promptly do or procure that there shall be done all such acts and things and execute or procure the execution of all such documents and instruments in order to give full effect to this Agreement and to secure each of the Parties the full benefits of the rights, powers and remedies conferred upon such Party in this Agreement.

ARTICLE 4

SUBSCRIPTIONS AND CAPITAL CONTRIBUTIONS

4.1.                            INITIAL CAPITALIZATION

4.1.1.                  By AGH

At the Initial Closing:

(a)           AGH shall cause the AGH Co to subscribe for and accept from the Koubei Holdco, and the Parties shall cause the Koubei Holdco to issue and deliver to the AGH Co, 122,040,865 Shares (which shall, together with all the Shares Beneficially Owned by AGH immediately prior to the Initial Closing, constitute 50% of all issued and outstanding shares in the capital of the Koubei Holdco immediately after the Initial Closing); and

(b)           in consideration for the issuance of Shares set forth in paragraph (a) above, AGH Co shall pay (or cause to be paid) to the Koubei Holdco Renminbi one billion two hundred five million seven hundred sixty-three thousand seven hundred and forty-six yuan (RMB1,205,763,746) (which shall, together with the net asset value of the Koubei Holdco and its Subsidiaries as shown in the pro forma consolidated balance sheet of the Koubei Holdco as of July 31, 2015, constitute AGH’s contribution to the Joint Venture upon the Initial Closing) in immediately available funds by electronic transfer.

4.1.2.                  By ANT

At the Initial Closing:

(a)           ANT shall cause the ANT Co to subscribe for and accept from the Koubei Holdco, and the Parties shall cause the Koubei Holdco to issue and deliver to the ANT Co, 151,805,563 Shares (which shall constitute 50% of all issued and outstanding shares in the capital of the Koubei Holdco immediately after the Initial Closing); and

(b)           in consideration for the issuance of Shares set forth in paragraph (a) above, ANT shall pay (or cause to be paid) to the Koubei Holdco Renminbi one billion four hundred ninety-nine million eight hundred thirty-eight thousand nine hundred and sixty-two yuan (RMB1,499,838,962) in immediately available funds by electronic transfer.

4.2.                            SECOND CAPITALIZATION

4.2.1.                  By AGH

At the Second Closing:

(a)           AGH shall cause the AGH Co to subscribe for and accept from the Koubei Holdco, and the Parties shall cause the Koubei Holdco to issue and deliver to the AGH Co, 151,821,862 Shares (which shall, together with all the Shares Beneficially Owned by AGH immediately prior to the Second Closing, constitute 50% of all issued and outstanding shares in the capital of the Koubei Holdco immediately after the Second Closing); and

(b)           in consideration for the issuance of Shares set forth in paragraph (a) above, AGH Co shall pay (or cause to be paid) to the Koubei Holdco Renminbi one billion four hundred ninety-nine million nine hundred and ninety-nine thousand and nine hundred and ninety-seven yuan (RMB1,499,999,997) in immediately available funds by electronic transfer.

4.2.2.                  By ANT

At the Second Closing:

(a)           ANT shall cause the ANT Co to subscribe for and accept from the Koubei Holdco, and the Parties shall cause the Koubei Holdco to issue and deliver to the ANT Co, 151,821,862 Shares (which shall, together with all the Shares Beneficially Owned by ANT immediately prior to the Second Closing, constitute 50% of all issued and outstanding shares in the capital of the Koubei Holdco immediately after the Second Closing); and

(b)           in consideration for the issuance of Shares set forth in paragraph (a) above, ANT shall pay (or cause to be paid) to the Koubei Holdco Renminbi one billion four hundred ninety-nine million nine hundred and ninety-nine thousand and nine hundred and ninety-seven yuan (RMB1,499,999,997) in immediately available funds by electronic transfer.

4.3.                            THE SUBSCRIPTION SHARES

All Shares issued pursuant to this Agreement are to be credited as fully-paid and free from any Encumbrances.

ARTICLE 5

INITIAL CLOSING

5.1.                            INITIAL CLOSING

(a)           Time and Place.  The Initial Closing shall take place at 11:00 a.m. on the third Business Day following the fulfillment or waiver of all of the Initial Closing Conditions (other than those Initial Closing Conditions that by their terms are intended to or may be fulfilled at the Initial Closing), or such other date and time agreed by the Parties, at the offices of Fangda Partners, 30th Floor, One Exchange Square, 8 Connaught Place, Central in Hong Kong or any other place agreed in writing by the Parties.

(b)           Initial Closing Deliveries.  At the Initial Closing, each Party shall deliver (or cause to be delivered) to the other Party:

(i)                                     evidence of the fulfillment of all the Initial Closing Conditions for which it is responsible (other than those that have been waived by the other Party);

(ii)                                  a share transfer form in favor of AGH Co in respect of the Shares duly executed by the AGH together with the original share certificate in the name of the AGH in respect thereof;

(iii)                               share certificates in the name of AGH Co and ANT Co representing the number of Shares acquired by AGH Co and ANT Co in respect of the Initial Capital Contributions pursuant to Section 4.1 respectively, and a certified true copy of the register of members of the Koubei Holdco reflecting AGH Co’s and ANT Co’s ownership of such Shares;

(iv)                              a certified true copy of the register of directors of the Koubei Holdco reflecting the appointment of the two directors designated by AGH and ANT respectively;

(v)                                 five (5) counterparts of the Shareholders Agreement duly executed by Koubei Holdco, AGH, AGH Co, ANT and ANT Co;

(vi)                              seven (7) counterparts of Statements of Adhesion duly executed by AGH Co, ANT Co, the Koubei Holdco, Koubei Hong Kong, Koubei BVI, the Koubei Hangzhou Opco and the VIE Subsidiary respectively;

(vii)                           three (3) counterparts of IP Transfer and License Agreement duly executed by AGH, ANT and the Koubei Holdco;

(viii)                        three (3) counterparts of Shared Services Agreement duly executed by AGH, ANT and the Koubei Holdco;

(ix)                              three (3) counterparts of Cooperation Agreement duly executed by AGH, ANT and the Koubei Holdco;

(x)                                 three (3) counterparts of Commercial Agreement duly executed by ANT, the Koubei Holdco and Alipay.com Co., Ltd.;

(xi)                              a copy of the directors or shareholders resolutions of such Party authorizing (A) the execution of this Agreement and the Ancillary Agreements to which such Party is a party and (B) the transactions contemplated thereby; and

(xii)                           with respect to the Ancillary Agreements to which any Affiliate of such Party is a party, a copy of the directors or shareholders resolutions of such Party’s Affiliate authorizing (A) the execution of the Ancillary Agreements to which such Party’s Affiliate is a party and (B) the transactions contemplated thereby.

(c)           Single Transaction.  Notwithstanding anything contrary in this Agreement, all actions to be performed at the Initial Closing shall be deemed a single transaction so that, at the option of the Party for whose benefit an action is to be performed, the Initial Closing shall not be deemed to have taken place unless and until all such actions have been performed.

5.2.                            CONDITIONS TO THE INITIAL CLOSING

The Initial Closing is conditional on the satisfaction or waiver of the following conditions (the “Initial Closing Conditions”):

(a)           ANT shall have obtained all Governmental Approvals that are necessary under PRC Laws for ANT, a PRC entity, to make overseas direct investment and consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the payment of its proportion of the Initial Capital Contributions (but, for the avoidance of doubt, excluding the payment of its proportion of the Second Capital Contributions).  Such Governmental Approvals shall include, without limitation, the outbound investment filing with the Management Committee of the China (Shanghai) Free Trade Zone and the foreign exchange registration with the relevant bank.

(b)           All other Governmental Approvals and all third party consents that are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the Data Platform Participation Agreement) having been obtained.

(c)           All obligations of the Parties relating to the Koubei Holdco in Section 3.2 having been performed or complied with, and shareholders resolutions and directors resolutions of the Koubei Holdco adopting the Koubei Holdco Articles and approving the matters to be set out in Section 3.2 having been passed.

(d)           All obligations of the Parties relating to the Koubei Shanghai Opco in Section 3.3 having been performed or complied with.

(e)           No Person having been threatened or commenced any Proceedings (with reasonable legal grounds) to prohibit or otherwise challenge the transactions contemplated by this Agreement and the Ancillary Agreements (other than the Data Platform Participation Agreement).

(f)            No Laws having been passed that would prohibit or materially restrict the implementation of this Agreement and the Ancillary Agreements (other than the Data Platform Participation Agreement) or either Party’s participation in the Joint Venture.

(g)           Since the date of this Agreement, there not having occurred any material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of AGH or any event or circumstance that may result in such material adverse change.

(h)           Since the date of this Agreement, there not having occurred any material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of ANT or any event or circumstance that may result in such material adverse change.

(i)            Before the Initial Closing, each Ancillary Agreement (other than the Data Platform Participation Agreement) having been duly executed by all parties to it.

(j)            Each Ancillary Agreement (other than the Data Platform Participation Agreement) becoming unconditional (save in relation to any condition making completion of that agreement conditional upon completion of this Agreement) and not being terminated in accordance with its terms.

(k)           AGH’s obligations in respect of the Initial Closing shall be conditional on ANT’s portion of the Initial Capital Contributions having been made, and such condition shall only be waivable by AGH.

(l)            ANT’s obligations in respect of the Initial Closing shall be conditional on AGH’s portion of the Initial Capital Contributions having been made, and such condition shall only be waivable by ANT.

Each of the Parties shall use its best endeavors to fulfill or procure the fulfillment of all the Initial Closing Conditions for which it (or its Affiliates) is responsible as soon as practicable and in any event on or before September 30, 2015 (as may be extended by the Parties in writing, the “Long Stop Date”).

ARTICLE 6

SECOND CLOSING

6.1.                            SECOND CLOSING

(a)                                 Time and Place.  The Second Closing shall take place on a date to be agreed in writing by the Parties, at the offices of Fangda Partners, 30th Floor, One Exchange Square, 8 Connaught Place, Central in Hong Kong or any other place agreed in writing by the Parties.

(b)                                 Second Closing Deliveries.  At the Second Closing, each Party shall deliver (or cause to be delivered) to the other Party:

(i)                                     evidence of the fulfillment of all the Second Closing Conditions for which it is responsible (other than those that have been waived by the other Party);

(ii)                                  share certificates in the name of AGH Co and ANT Co representing the additional number of Shares acquired by AGH Co and ANT Co in respect of the Second Capital Contributions pursuant to Section 4.2 respectively, and a certified true copy of the register of members of the Koubei Holdco reflecting AGH Co’s and ANT Co’s ownership of such additional Shares; and

(iii)                               two (2) counterparts of Data Platform Participation Agreement duly executed by AGH and the Koubei Holdco;

(c)                                  Single Transaction.  Notwithstanding anything contrary in this Agreement, all actions to be performed at the Second Closing shall be deemed a single transaction so that, at the option of the Party for whose benefit an action is to be performed, the Second Closing shall not be deemed to have taken place unless and until all such actions have been performed.

6.2.                            CONDITIONS TO THE SECOND CLOSING

The Second Closing is conditional on the satisfaction or waiver of the following conditions (the “Second Closing Conditions”):

(a)                                 ANT shall have obtained all Governmental Approvals that are necessary under PRC Laws for ANT, a PRC entity, to make overseas direct investment and consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the payment of its proportion of the Second Capital Contributions.  Such Governmental Approvals shall include, without limitation, the outbound investment filing with the Management Committee of the China (Shanghai) Free Trade Zone and the foreign exchange registration with the relevant bank.

(b)                                 All obligations of the Parties relating to the Koubei Hangzhou Opco and the VIE Subsidiary in Section 3.3 having been performed or complied with.

(c)                                  AGH’s obligations in respect of the Second Closing shall be conditional on ANT’s portion of the Second Capital Contributions having been made, and such condition shall only be waivable by AGH.

(d)                                 ANT’s obligations in respect of the Second Closing shall be conditional on AGH’s portion of the Second Capital Contributions having been made, and such condition shall only be waivable by ANT.

Each of the Parties shall use its best endeavors to fulfill or procure the fulfillment of all the Second Closing Conditions for which it (or its Affiliates) is responsible as soon as practicable and in any event on or before December 31, 2015 (as may be extended by the Parties in writing).

ARTICLE 7

POST INITIAL CLOSING COVENANTS

7.1.                            FIXED ASSETS

(a)                                 Definitions.  The following terms shall have the following meanings for the purposes of this Section 7.1:

“AGH Fixed Assets” means the Fixed Assets owned by AGH and/or its Subsidiaries, including but not limited to portable device for office use, such as computers, mobile phones and office equipment used by the AGH Employees (as defined in Section 7.2(a)) primarily for the Permitted Company Business, as may be more specifically determined or adjusted by an agreement in writing by the Parties within fifteen (15) Business Days after March 31, 2016.

“ANT Fixed Assets” means the Fixed Assets owned by ANT and/or its Subsidiaries, including but not limited to portable device for office use, such as computers, mobile phones and office equipment used by the ANT Employees (as defined in Section 7.2(a)) primarily for the Permitted Company Business, as may be more specifically determined or adjusted by an agreement in writing by the Parties within fifteen (15) Business Days after March 31, 2016.

“Fixed Assets” means the fixed assets used primarily for the Permitted Company Business, excluding the fixed assets used primarily for “AGH Services” and “ANT Services” under the Shared Services Agreement.

(b)                                 AGH Fixed Assets.  On or before March 31, 2016 (or any other date agreed in writing by the Parties): (i) AGH shall cause all AGH Fixed Assets to be sold, transferred and delivered to the Koubei Shanghai Opco (or any other Joint Venture Entity designated by the Koubei Holdco) free and clear of any Encumbrances at the book value of such assets as of the date of the transfer; and (ii) the Parties shall cause such transferee to purchase and accept such assets.

(c)                                  ANT Fixed Assets.  On or before March 31, 2016 (or any other date agreed in writing by the Parties): (i) ANT shall cause that all ANT Fixed Assets to be sold, transferred and delivered to the Koubei Shanghai Opco (or any other Joint Venture Entity designated by the Koubei Holdco) free and clear of any Encumbrances at the book value of such assets as of the date of the transfer; and (ii) the Parties shall cause such transferee to purchase and accept such assets.

7.2.                            EMPLOYEES

(a)                                 Definitions.  The following terms shall have the following meanings for the purposes of this Section 7.2:

“AGH Employees” means the employees whose primary job responsibilities are principally related to the Permitted Company Business as of the date immediately prior to the Initial Closing, including but not limited to those in the business development, operation, business development back office support, products, marketing, client and new employee training, business intelligence, technical development, user experience design, regional service centers support, customer services, administration, human resources and finance departments of Taodiandian team of AGH or its Subsidiaries, and as may be determined and adjusted by an agreement in writing by the Parties.

“ANT Employees” means the employees whose primary job responsibilities are principally related to the Permitted Company Business as of the date immediately prior to the Initial Closing, including but not limited to those in the business development, products, operation, business development back office support, customer services, business intelligence, technical development, user experience design, sales, finance, legal, human resources, public relations, government relations and administration departments of ANT or its Subsidiaries, and as may be determined and adjusted by an agreement in writing by the Parties.

(b)                                 AGH Employees.  As soon as practicable after the establishment of the Koubei Shanghai Opco, but in any event no later than March 31, 2016 (or any other date agreed in writing by the Parties):

(i)                                     AGH shall use its best efforts for the benefits of the Joint Venture to cause all of the existing employment contracts with the AGH Employees to be terminated; and

(ii)                                  the Parties shall cause the Koubei Shanghai Opco (or any other Joint Venture Entity) to enter into a new employment contract with each of the AGH Employees referred to in sub-paragraph (i) above, it being understood that each such new employment contract shall take effect immediately after the termination of the relevant existing employment contract.

(c)                                  ANT Employees.  As soon as practicable after the establishment of the Koubei Shanghai Opco, but in any event no later than March 31, 2016 (or any other date agreed in writing by the Parties):

(i)                                     ANT shall use its best efforts for the benefits of the Joint Venture to cause all of the existing employment contracts with the ANT Employees to be terminated; and

(ii)                                  the Parties shall cause the Koubei Shanghai Opco (or any other Joint Venture Entity) to enter into a new employment contract with each of the ANT Employees referred to in sub-paragraph (i) above, it being understood that each such new employment contract shall take effect immediately after the termination of the relevant existing employment contract.

(d)                                 Responsibilities and Covenant to Assist.  The Parties shall cause AGH and ANT (as the case may be) to assume and be fully responsible for the payment of any and all accrued payroll, vacation pay, sick pay, severance, accrued but unpaid bonuses, Social Security Benefits and other benefits (including all related taxes with respect to such payments) related to or payable upon the termination of the employment of the AGH Employees and the ANT Employees (as the case may be).  AGH shall use its best efforts to assist the Koubei Shanghai Opco (or any other Joint Venture Entity) to employ and retain the AGH Employees.  ANT shall use its best efforts to assist the Koubei Shanghai Opco (or any other Joint Venture Entity) to employ and retain the ANT Employees.

(e)                                  Social Security Benefits.  Each of AGH and ANT shall use its best efforts to ensure that the Koubei Shanghai Opco (or any other Joint Venture Entity) will establish branches or subsidiaries in relevant localities which are necessary for the Joint Venture to contribute Social Security Benefits for its employees located at such localities pursuant to applicable Laws.

(f)                                   Equity Incentive Awards.  The Joint Venture shall launch its equity incentive plan(s) on or prior to March 31, 2016 and such equity incentive plan(s) will become effective as of March 31, 2016.  Prior to March 31, 2016, AGH and ANT (or ANT’s Affiliate) will grant equity incentive awards pursuant to their respective equity incentive plans as on-hire grants to AGH Newly Recruited JV Employees, ANT Newly Recruited JV Employees and Joint Venture Newly Recruited Employees who have the responsibilities or perform the functions of senior members of the management of the Joint Venture (as determined by AGH, ANT (or ANT’s Affiliate) and the Joint Venture jointly).  The equity incentive awards granted by each of AGH and ANT (or ANT’s Affiliate) to such AGH Newly Recruited JV Employees, ANT Newly Recruited JV Employees and Joint Venture Newly Recruited Employees under its equity incentive plan(s) pursuant to this Section 7.2(f) shall have the aggregate fair market value equal to fifty percent (50%) of the sum of the AGH Fair Market Value and ANT Fair Market Value of all equity incentive awards granted by AGH and ANT (as the case may be) to such AGH Newly Recruited JV Employees, ANT Newly Recruited JV Employees and Joint Venture Newly Recruited Employees, subject to adjustment as determined by AGH and ANT by reference to the human resources policies of AGH and ANT respectively.

7.3.                            BUSINESS CONTRACTS

(a)                                 Definitions.  The following terms shall have the following meanings for the purposes of this Section 7.3:

“AGH Contracts” means the Contracts that relate primarily to the Permitted Company Business engaged by the Taodiandian business as described in Exhibit 7.3(a) hereto which shall be further updated by AGH within 20 Business Days after the Initial Closing to reflect the Contracts that relate primarily to the Permitted Company Business engaged by Taodiandian business effective as of the date immediately prior to the date of the Initial Closing.

“ANT Contracts” means the Contracts that relate primarily to the Permitted Company Business engaged by ANT and its Subsidiaries as described in Exhibit 7.3(b) hereto which shall be further updated by ANT within 20 Business Days after the Initial Closing to reflect the Contracts that relate primarily to the Permitted Company Business engaged by ANT and its Subsidiaries effective as of the date immediately prior to the date of the Initial Closing.

“Assigned Obligations” means all the Obligations in relation to the rights relating to payment related merchant operation that has been assigned to the assignee in accordance with Section 7.3(c)(ii) below.

“Contract Rights” means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

“Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

(b)                                 AGH Contracts.  As soon as practicable after the establishment of the Koubei Shanghai Opco, but in any event no later than March 31, 2016 (or any other date agreed in writing by the Parties):

(i)                                     AGH shall use commercially reasonable efforts to arrange for and cause that all of the Contract Rights of it and its Subsidiaries under each of the AGH Contracts to be conveyed, assigned and transferred to the Koubei Shanghai Opco (or any other Joint Venture Entity); and

(ii)                                  the Parties shall cause the assignee referred to in sub-paragraph (i) above to (1) accept such Contract Rights and (2) assume and be fully responsible for any and all Obligations of AGH and its Subsidiaries of any kind under each such AGH Contract, whether currently existing or hereinafter created.

(c)                                  ANT Contracts.  As soon as practicable after the establishment of the Koubei Shanghai Opco, but in any event no later than March 31, 2016 (or any other date agreed in writing by the Parties):

(i)                                     ANT shall use commercially reasonable efforts to arrange for and cause Koubei Holdco and/or any of the Joint Venture Entities to be parties to all of the ANT Contracts or other relevant documents which are to be assigned or novated either alone or together with ANT and/or its Subsidiaries; provided, however, ANT may postpone the assignment and novation of the ANT Remaining Contracts (as defined below) pursuant to Section 7.3(c) for purposes of maintaining good customer relationships;

(ii)                                  the Parties shall cause the assignee referred to in sub-paragraph (i) above to (1) accept such Contract Rights relating to payment related merchant operation and (2) assume and be fully responsible for any and all Assigned Obligations of ANT and its Subsidiaries under each such ANT Contract, whether currently existing or hereinafter created; and

(iii)                               If by March 31, 2016, there remains any ANT Contracts to which none of the Joint Venture Entities is a Party (“ANT Remaining Contracts”), ANT shall provide a list of such ANT Remaining Contracts within one (1) month of March 31, 2016.

(d)                                 ANT Remaining Contracts.  With respect to the ANT Remaining Contracts, the Parties agree that:

(i)                                     ANT and/or its Subsidiaries may continue to perform its Obligations under each ANT Remaining Contract and complete the transactions contemplated thereby in accordance with the terms thereof; and

(ii)                                  subject always to the terms and conditions of the Shareholders Agreement, an unanimous approval by members of the Board of Directors appointed by AGH and ANT (for the avoidance of doubt, approval from directors appointed by shareholders of Koubei Holdco other than AGH and ANT is not required) is required to make decision to take one of the following courses of actions in the event of a renewal of any ANT Remaining Contract with an external third party to such contract:

(1)                     one or more Joint Venture Entities, instead of ANT and/or its Subsidiaries, will enter into the renewal contract with the relevant third party(ies); or

(2)                     ANT and/or its Subsidiaries, instead of a Joint Venture Entity, will enter into the renewal contract with the relevant party(ies); or

(3)                     one or more Joint Venture Entities and ANT and/or its Subsidiaries will enter into the renewal contract together with the relevant party(ies).

7.4.                            COST REIMBURSEMENT

(a)                                 Definitions.  The following terms shall have the following meanings for the purposes of this Section 7.4:

“AGH Reimbursable Employee Expenses” means the aggregate of the following expenses incurred by AGH and its Affiliates:

(i)                                     the amount equal to the aggregate Fair Market Value of all on-hire equity incentive awards granted by AGH under its equity incentive plan(s) to any and all AGH Newly Recruited JV Employees;

(ii)                                  the amount equal to the aggregate Fair Market Value of all on-hire equity incentive awards granted by AGH under its equity incentive plan(s) to any and all Joint Venture Newly Recruited Employees;

(iii)                               the aggregate amount of the year-end salaries exceeding the 12-month salaries paid by AGH and its Subsidiaries to its and their employees during Fiscal Year 2016 who subsequently commenced employment with the Joint Venture (pursuant to Section 7.2(b)), provided that the payment of such salaries were made before commencement of such employees’ employment with the Joint Venture;

(iv)                        the aggregate amount of the regular salaries and Social Security Benefits paid to or for each of the employees of AGH and its Subsidiaries that subsequently commenced employment with the Joint Venture (pursuant to Section 7.2(b)) for the period commencing from September 1, 2015 and ending on the date immediately prior to the date on which such employees commence employment with the Joint Venture; and

(v)                           For the purpose of this definition, “AGH Fair Market Value” means, as of date of granting on-hire equity incentive awards by AGH, which shall be the closing sales price for such shares as quoted on the principal exchange or system on which the shares are listed or traded on the grant date, such as New York Stock Exchange, or, if the grant date is not a trading date, the closing sales price as quoted on the principal exchange or system on which the shares are listed or traded on the trading date immediately preceding the grant date.

“ANT Reimbursable Employee Expenses” means the aggregate of the following expenses incurred by ANT and its Affiliates:

(i)                               the amount equal to the aggregate Fair Market Value of all on-hire equity incentive awards granted by ANT and/or its Affiliate under its equity incentive plan(s) to any and all ANT Newly Recruited JV Employees;

(ii)                            the amount equal to the aggregate Fair Market Value of all on-hire equity incentive awards granted by ANT and/or its Affiliate under its equity incentive plan(s) to any and all Joint Venture Newly Recruited Employees;

(iii)                         the aggregate amount of the year-end salaries exceeding the12-month salaries paid by ANT and its Subsidiaries to its and their employees during Fiscal Year 2016 who subsequently commenced employment with the Joint Venture (pursuant to Section 7.2(c)), provided that payment of such salaries were made before commencement of such employees’ employment with the Joint Venture;

(iv)                        the aggregate amount of the regular salaries and Social Security Benefits paid to or for each of the employees of ANT and its Subsidiaries (who subsequently commence employment with the Joint Venture pursuant to Section 7.2(c)) during the period commencing from September 1, 2015 and ending on the date immediately prior to the date on which such employees commence employment with the Joint Venture; and

(v)                           For the purpose of this definition, “ANT Fair Market Value” means the value of the equity securities of ANT underlying the equity incentive award(s) granted by ANT and/or its Affiliate pursuant to Section 7.2(f), as of the date of grant of the applicable equity incentive award(s), to be determined in good faith by the board of directors of ANT or such other persons as authorized by the board of directors of ANT.

(b)                                 AGH/ANT Reimbursable Employee Expenses.  Within one (1) month after March 31, 2016 (or any other date agreed in writing by the Parties), the Parties shall cause the Joint Venture to reimburse (i) to AGH the AGH Reimbursable Employee Expenses and (ii) to ANT the ANT Reimbursable Employee Expenses.

(c)                                  Other Expenses.  After March 31, 2016, if any of AGH, ANT and their respective Affiliates incurs any expenses for the Joint Venture resulting from the Joint Venture’s non-cooperation and non-performance of its obligations under Sections 7.1, 7.2 and 7.3, the Parties shall cause the Joint Venture to reimburse such expenses to such relevant Person.  The Parties shall cause the Joint Venture to pay and reimburse:

(i)                                     AGH the considerations for, and expenses incurred by AGH (if any) related to, the transfer of AGH Fixed Assets, and

(ii)                                  ANT the considerations for, and expenses incurred by AGH (if any) related to, the transfer of ANT Fixed Assets (if any), in each case, within one (1) month after March 31, 2016.

(d)                                 Invoicing and Settlement of Reimbursement Amount(s).  With respect to each of the reimbursements referred to in paragraphs (b) to (c) above, each recipient of the applicable reimbursements shall invoice the Joint Venture (with a copy to the other Party) at least five (5) Business Days prior to the due date for settlement of reimbursement amount(s).  If the Joint Venture fails to make any payment of any undisputed reimbursement amount(s) due to a relevant recipient of reimbursement amount(s) under this Section 7.4 by the due date, such recipient shall be entitled to charge interest on such unpaid amount(s) at an annual rate equal to twelve percent (12%), accruing from the due date for such settlement of such reimbursement amount(s).  If, after thirty (30) days after the original due date for the relevant payment, the Parties have not resolved any dispute about any amount(s) actually owed, the Parties shall submit such dispute for dispute resolution in accordance with Section 11.5 of this Agreement.  The Joint Venture shall pay all amounts due under this Section 7.4 in Renminbi unless otherwise agreed by the Parties.

7.5.                            CONTROL OF VIE SUBSIDIARY

The Parties shall take such steps as are necessary to ensure that, within thirty (30) days after the Initial Closing, (i) the particulars of the VIE Subsidiary are consistent with those set out in Exhibit 3.3(c) and (ii) the VIE Subsidiary is Controlled by the Koubei Hangzhou Opco through a VIE Structure.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other as follows:

8.1.                            CORPORATE ORGANIZATION

It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and governance.

8.2.                            AUTHORIZATION

It has corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and to perform the obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, entity or other actions.  This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other Party, this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and general equitable principles).  All Governmental Approvals required to make the execution and performance of this Agreement valid and binding upon such Party have been or will be obtained prior to the Initial Closing.

8.3.                            NO VIOLATION

The execution, delivery and performance of this Agreement by such Party will not (i) conflict with or violate any Law or Order applicable to it or (ii) conflict with, or result in a breach of or default under, any terms or conditions of the by-laws or other organizational documents or material contract, or other material obligation of such Party and such Party knows of no circumstance which would prevent its performance of this Agreement.

8.4.                            LITIGATION

There is no action, suit, Proceeding or claim affecting the Party or its interest in the Joint Venture pending or to the knowledge of such Party threatened in any court or by or before any commission, board, bureau, agency or other governmental instrumentality which could reasonably be expected to prevent the consummation by such Party of the transactions contemplated in this Agreement, the Ancillary Agreements or the performance of its obligations hereunder and thereunder.

8.5.                            FIXED ASSETS

With respect to the fixed assets to be transferred by such Party (or its Affiliates) to the Joint Venture pursuant to Section 7.1 of this Agreement, on the date of the transfer, such Party (or its Affiliates) will be the lawful and (where applicable) registered owner of such fixed assets and has the capacity and authority to transfer to the Joint Venture such fixed assets free of any Encumbrances.

8.6.                            CERTAIN CONTRACTS

With respect to the contractual arrangements made by such Party (or its Affiliates) under Section 7.3 of this Agreement, on the date on which such arrangements are effectuated, such Party (or its Affiliates) is the lawful owner of the relevant contractual rights and has the capacity and authority to assign such rights to the Joint Venture.

8.7.                            EXCLUSIVITY OF REPRESENTATIONS

The representations and warranties made by such Party in this Article 8 are the exclusive representations and warranties made by such Party with respect to this Agreement and the transactions contemplated hereby.

ARTICLE 9

COVENANTS

9.1.                            CONFIDENTIALITY

Each Party, and each Party’s Representatives who receive Confidential Information as permitted hereunder, shall maintain the confidentiality of Confidential Information in accordance with the procedures adopted by such Party in good faith to protect confidential information of third parties generally delivered to such Party; provided that such Party may deliver or disclose Confidential Information to:

(a)                                 such Party’s Representatives, and Persons related thereto who are informed of the confidentiality obligations of this Section 9.1; provided that such Party shall be responsible for any violation of such Party’s applicable procedures made by any such Person;

(b)                                 any Governmental Authority having jurisdiction over such Party to the extent required by applicable Law;

(c)                                  any other Person to which such delivery or disclosure may be required (i) to effect compliance with any Law applicable to such Party, or (ii) in response to any subpoena or other legal process; or

(d)                                 as permitted under Section 9.3;

provided that, in the cases of paragraphs (b) and (c) of this Section 9.1, the disclosing Party shall provide each other Party with prompt written notice thereof so that the appropriate

Party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective Order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other Party.

9.2.                            APPROPRIATE ACTION; CONSENTS; FILINGS.

(a)                                 Each Party shall, promptly upon being required to do so by the other Party, do or procure that there shall be done all such acts and things and execute or procure the execution of all such documents and instruments in a form satisfactory to the first-mentioned Party as the first-mentioned Party may from time to time reasonably require (before or after Initial Closing) in order to give full effect to this Agreement and to secure to the first-mentioned Party the full benefit of the rights, powers and remedies conferred upon the first-mentioned Party in this Agreement.

(b)                                 Subject to applicable Law, each Party shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will reasonably cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications with any Governmental Authority with respect to this Agreement (other than private or personal information pertaining to any individual applicants which may remain confidential).  No Party shall have any material communication or meeting (telephonic or in-person) regarding the transactions contemplated by this Agreement with a Governmental Authority without giving the other Party a reasonable opportunity to attend in person or by phone (unless the Governmental Authority prohibits such participation or attendance in the communication or meeting).

9.3.                            PUBLIC ANNOUNCEMENT AND FILINGS.

The Parties shall require mutual consent before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement prior to obtaining such mutual consent, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system.

ARTICLE 10

TERMINATION

10.1.                     TERMINATION

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may, by written notice given at any time prior to the Initial Closing, be terminated:

(i)                                     by mutual written consent of AGH and ANT;

(ii)                                  by either AGH or ANT, without liability to the other party on account of such termination if the Initial Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to fully comply with its obligations hereunder) on or before the Long Stop Date;

(iii)                               by either AGH or ANT, if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived or cured within thirty (30) days after the receipt of the notice thereof; provided, however, that termination pursuant to this Section 10.1(a)(iii) shall not relieve the breaching party of liability for such breach or otherwise; and

(iv)                              by either AGH or ANT, if any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any order, or taken any other action restraining, enjoining or otherwise prohibiting the issuance of the Shares or the consummation of any other material transactions contemplated hereby and such order, or other action shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 10.1(a)(iv) shall not be available to any Party that has failed to fully comply with its obligations hereunder in any manner that shall have proximately contributed to the occurrence of such order.

10.2.                     EFFECT OF TERMINATION

Surviving Provisions.  In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement (other than Section 9.1 (Confidentiality), Section 9.3 (Public Announcement and Filings) and Article 11 (General Provisions), which shall remain in full force and effect) shall forthwith become null and void.

ARTICLE 11

GENERAL PROVISIONS

11.1.                     NOTICES

Any notice, request, instruction or other document to be given hereunder by a Party to another Party hereto shall be in writing, delivered in person, or mailed by certified or registered mail, return receipt requested, or transmitted by facsimile transmission with electronic confirmation of receipt, or sent by email, return receipt requested, to the addressee’s address, facsimile number or email address set forth below (or such other address, facsimile number or email address as the Party changing its address specifies in a notice to the other parties):

(a)	if to a Joint Venture Entity, then to:

Facsimile No.:
Email:
Attention:

(b)	if to AGH, then to:

Attention:
Facsimile No.:
Email:

with a copy to (which shall not constitute notice):

Fangda Partners (Shanghai Office)
Attention:
Facsimile No.:
Email:

and (c)	if to ANT:

Attention:
Facsimile No.:
Email:

with a copy to (which shall not constitute notice):

King & Wood Mallesons
Attention:
Facsimile No.:
Email:

Notices shall be deemed to have been given on the date of service, if served personally on the Party to whom notice is to be given, or on the first Business Day after transmission by facsimile or email transmission, if transmitted by facsimile or email as set forth above, or on the fifth Business Day after mailing, if mailed as set forth above.

11.2.                     WAIVER

No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized officer.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

11.3.                     SEVERABILITY

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.4.                     GOVERNING LAW

This Agreement shall be governed by and construed and interpreted in accordance with the Law of the State of New York, which shall govern this Agreement and any controversy or claim arising out of or, to the extent permitted by applicable Law, relating to this Agreement.

11.5.                     ARBITRATION

(a)                                 Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the UNCITRAL Arbitration Rules in force when the notice of arbitration is submitted.  The arbitration shall be conducted in Hong Kong.

(b)                                 The arbitration shall be conducted by three (3) arbitrators.  For the arbitration tribunal, the claimant(s) shall jointly appoint one (1) member of the arbitration tribunal and the respondent(s) shall jointly appoint one (1) member of the arbitration tribunal. The appointment of the third arbitrator shall be agreed by the claimant(s) and the respondent(s). If they fail to reach such an agreement within thirty (30) days after the appointment of the first member of the arbitration tribunal, the HKIAC shall appoint the third arbitrator.  The third arbitrator shall act as chair of the tribunal.

(c)                                  The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.

(d)                                 In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration Proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration Proceeding with any other arbitration Proceeding involving any of the Parties relating to this Agreement and Ancillary Agreements.  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the Proceedings, so that a consolidated Proceeding would be more efficient than separate Proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under this Agreement and Ancillary Agreements, the ruling of the tribunal constituted under this Agreement shall govern, and that tribunal shall decide all disputes in the consolidated Proceeding.

(e)                                  The Parties agree that the arbitration shall be kept confidential and that the existence of the Proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the Parties, their counsel and any person necessary to the conduct of the Proceeding, except as may be lawfully required in judicial Proceedings relating to the arbitration or otherwise, or as required by the New York Stock Exchange rules or the rules of any other quotation system or exchange on which the disclosing Party’s equity securities are listed or applicable Law.

(f)                                   Notwithstanding this Section 11.5 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party; provided that there is no unreasonable delay in the prosecution of that application.  None of the Parties shall institute a Proceeding in any court or administrative agency to resolve a dispute arising out of, relating to or in connection with this Agreement or the other Ancillary Agreements, except for a court proceeding to compel arbitration or otherwise enforce this agreement to arbitrate, to enforce an order or award of the arbitration tribunal or petition for the provisional or emergency remedies provided for herein.

11.6.                     COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which shall be deemed to constitute one and the same instrument.

11.7.                     NO CONSEQUENTIAL DAMAGES

Neither Party or its Affiliates shall be liable to the other Party or its Affiliates for any indirect, incidental, special or consequential damages relating to a breach or alleged breach of this Agreement, including, but not limited to, loss of revenue, cost of capital or loss of business reputation or opportunity, whether such liability arises out of contract, tort (including negligence), strict liability or otherwise.

11.8.                     SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.9.                     LIMITATION ON RIGHTS OF OTHERS

This Agreement is entered into between the Parties for the exclusive benefit of its Parties, and their successors and permitted assigns.  This Agreement is not intended to and shall not be construed to confer any benefits upon, or create any rights (including, without limitation, any third party beneficiary rights) in favor of, any Person other than the Parties.

11.10.              ENTIRE AGREEMENT; AMENDMENT

This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Parties (and their Affiliates) with respect to the subject matter hereof.  This Agreement may be amended only in writing signed by both Parties.

11.11.              EXPENSES

Except as otherwise provided herein or agreed to in writing by the Parties, each Party shall bear its own costs and expenses, including legal fees, associated with carrying on its business as a Party hereof.

11.12.              CONSTRUCTION

This Agreement has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof without consideration or weight being given to its having been drafted by any Party hereto or its counsel.

11.13.              DISCLAIMER OF AGENCY

This Agreement does not create any entity or relationship beyond the scope set forth herein, and except as otherwise expressly provided herein, this Agreement shall not constitute any Party the legal representative or agent of the other, nor shall any Party or any Affiliate of a Party have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Party, its Affiliates, a Joint Venture Entity or its Affiliates.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Alibaba Group Holding Limited

By:	/s/ Timothy A. Steinert
Name:	Timothy Alexander Steinert
Title:	Authorized Signatory

浙江蚂蚁小微金融服务集团有限公司
(Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)

By:	/s/ Jianwei Tu
Name:	Jianwei Tu
Title:	Authorized Signatory

[Signature Page to the Share Subscription Agreement]